UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2014

GROUPON, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35335 (Commission File Number)	27-0903295 (I.R.S. Employer Identification No.)
	600 West Chicago Avenue Suite 400 Chicago, Illinois (Address of principal executive offices)	60654 (Zip Code)
(312) 334-1579 (Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)     On June 25, 2014, David R. Schellhase resigned as General Counsel and Corporate Secretary of Groupon, Inc. (the “Company”), effective July 7, 2014. Following his resignation, Mr. Schellhase will serve as a strategic advisor to the Company.

(c)    On June 25, 2014, the Board of Directors of the Company (the “Board”) appointed Dane A. Drobny, age 46, as Senior Vice President, General Counsel and Corporate Secretary, effective July 7, 2014. From May 2010 until June 2014, Mr. Drobny served as Senior Vice President, General Counsel and Corporate Secretary at Sears Holdings Corporation, a leading integrated retailer with more than 2,350 stores in the United States and Canada. Previously, he practiced law with the law firm of Winston & Strawn LLP, most recently as Capital Partner, from September 1993 until May 2010. Mr. Drobny has a B.A. degree from Colgate University and earned a J.D. from Washington University School of Law.

Mr. Drobny entered into an employment agreement with the Company and the material terms are as follows:

Base Salary and Bonus. Mr. Drobny will receive an annual base salary of $375,000, subject to annual review. He will also be eligible for an annual bonus with a target amount of 100% of his base salary. For the remainder of calendar year 2014 and all of calendar year 2015, his bonus will be guaranteed at target and paid on a pro-rata, monthly basis. Mr. Drobny will also receive a signing bonus of $100,000, paid ratably over his first six months of employment.

Restricted Stock Units. Mr. Drobny will receive an equity award of 857,500 restricted stock units (RSUs) that will vest over four years. On the one year anniversary of his employment, 1/4th will vest and 1/16th will vest in each of the subsequent quarters, subject to his continued employment at each vesting date.

Other Benefits. Mr. Drobny will be eligible to participate in the benefit programs generally available to senior executives of the Company.

There are no family relationships between Mr. Drobny and any of the directors and executive officers of the Company and there are no transactions in which Mr. Drobny has an interest requiring disclosure under Item 404(a) of Regulation S-K.

(d)    On June 25, 2014, the Board increased the size of the Board from seven (7) members to eight (8) members and appointed Ann E. Ziegler, age 56, to the Board, effective June 25, 2014. Since April 2008, Ms. Ziegler has served as Senior Vice President and Chief Financial Officer of CDW Corp. (“CDW”). Prior to joining CDW, Ms. Ziegler spent 15 years at Sara Lee Corporation (“Sara Lee”), a global consumer goods company, in a number of executive roles including finance, mergers and acquisitions, strategy and general management positions in both U.S. and international businesses. Most recently, from 2005 until April 2008, Ms. Ziegler served as Chief Financial Officer and Senior Vice President of Administration for Sara Lee Food and Beverage. Prior to joining Sara Lee, Ms. Ziegler was a corporate attorney at Skadden, Arps, Slate, Meagher & Flom. Ms. Ziegler serves on the board of directors of Hanesbrands, Inc. During the previous five years, Ms. Ziegler also served on the board of directors of Unitrin, Inc. Ms. Ziegler is a graduate of The College of William and Mary where she earned a bachelor’s degree and a graduate of the University of Chicago

Law School where she earned her Juris Doctor. Ms. Ziegler brings to the Board substantial experience in the consumer goods and technology industries, as well as her experience as the Chief Financial Officer of a publicly traded company.
Ms. Ziegler’s compensation for service as a non-employee director will be consistent with that of the Company’s other non-employee directors. Ms. Ziegler will serve on the Company’s Compensation and Nominating and Corporate Governance Committees.
During 2013, the Company purchased approximately $1.1 million of information technology (IT) equipment from CDW. As stated above, Ms. Ziegler is the Chief Financial Officer of CDW. There are no other transactions in which Ms. Ziegler has an interest requiring disclosure under Item 404(a) of Regulation S-K.
A copy of the press release announcing the foregoing is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
99.1	Press Release dated June 26, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROUPON, INC.

Dated: June 26, 2014	By:	/s/	Jason E. Child
	Name:		Jason E. Child
	Title:		Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated June 26, 2014.

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